Calculation of Filing Fee Tables
S-8
KINGSWAY Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	457(a)	1,000,000	$ 11.13	$ 11,130,000.00	0.0001381	$ 1,537.05
Total Offering Amounts:						$ 11,130,000.00		$ 1,537.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,537.05
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (the "Common Stock"), of Kingsway Corporation that may become issuable under the Kingsway Corporation 2020 Equity Incentive Plan resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Common Stock. (2) Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum aggregate offering price and the registration fee are estimated based upon the average of the high and low sale prices of the Common Stock as reported on NYSE on May 14, 2026, which such average was $11.13.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources